Bank of South Carolina Corporation Announces Fourth Quarter Earnings

CHARLESTON, S.C., Jan. 8, 2015 /PRNewswire/ -- The Bank of South Carolina Corporation, (Nasdaq: BKSC) announced earnings of $1,191,381 or $.27 and $.26 basic and diluted per share, respectively, for the quarter ended December 31, 2014 – an increase of 22.84% from earnings for the quarter ended December 31, 2013 of $969,868 or of $.23 and $.22 basic and diluted per share, respectively. Returns on average assets and average equity for the twelve months ended December 31, 2014 were 1.26% and 12.12%, respectively, compared with 2013 returns on average assets and average equity of 1.23% and 11.72%, respectively. Earnings for the twelve months ended December 31, 2014 increased $321,896 or 7.90% to $4,398,820 compared to $4,076,924 for the twelve months ended December 31, 2013.

Fleetwood S. Hassell, President of the Bank of South Carolina, stated, "2014 has turned out to be a remarkable year for the bank. Strong deposit growth, excellent control of expenses, and consistent lending has led to record earnings. We are very proud of this accomplishment."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

Bank of South Carolina
Corporation (BKSC)
Report of Earnings

	December 31,	December 31,
	2014	2013

Shares Outstanding
BKSC Common Stock	4,461,388	4,458,888

Book Value Per Share	$ 8.24	$ 7.79

Total Assets	$ 367,360,280	$ 340,893,703

3 Months Ending

Net Income	$ 1,191,381	$ 969,868

Basic Earnings Per Share	$ .27	$ .23

Diluted Earnings Per Share	$ .26	$ .22

Weighted Average Shares
Outstanding Basic	4,461,388	4,457,520

Weighted Average Shares
Outstanding Diluted	4,577,109	4,479,773

12 Months Ending

Net Income	$ 4,398,820	$ 4,076,924

Basic Earnings Per Share	$ .99	$ .92

Diluted Earnings Per Share	$ .96	$ .91

Weighted Average Shares
Outstanding Basic	4,461,388	4,452,642

Weighted Average Shares
Outstanding Diluted	4,576,065	4,461,953

CONTACT: Sheryl G. Sharry, (843) 724-1500